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                                                                   EXHIBIT 10.15



                              CONSULTING AGREEMENT

                                     BETWEEN

                                     UOP LLC

                                       AND

                               ALTA SOFTWARE, INC.


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THIS AGREEMENT, effective as of April 21, 1999, by and between UOP LLC, a limited liability company of Delaware ("UOP"), and ALTA SOFTWARE, INC., a corporation of Virginia, ("CONSULTANT"),

                                   WITNESSETH:

                                    ARTICLE I
                                   APPOINTMENT

Effective as of the date stated in Article II below, UOP retains CONSULTANT and CONSULTANT agrees to provide UOP with the services stated in Schedule A attached to this agreement. CONSULTANT represents and warrants that with respect to prior consulting contracts to which it was a party there is no conflict of interest which will prevent CONSULTANT or its employees from performing services for UOP as described in Schedule A.

                                   ARTICLE II
                                    DURATION

CONSULTANT's services to UOP, within the above defined field, shall be available to UOP for such number of days as may be agreed upon from time to time by UOP and CONSULTANT, for the period of four (4) months beginning May 1, 1999 and ending August 31, 1999.

                                   ARTICLE III
                                FEES AND EXPENSES

As consideration for services rendered, UOP agrees to pay CONSULTANT a fee in the amount of two hundred and fifty dollars ($250) per hour of actual service rendered, plus such approved travel and related expenses or charges (such as work related long distance telephone calls) as CONSULTANT may be reasonably required to incur doing the work under this agreement. Payment by UOP for services rendered and reimbursement for authorized expenditures shall be made within thirty (30) days of presentation of an itemized invoice, including receipts or other evidence of any such expenditures. Extension of trade credit and any price discounts are conditioned upon timely payment. Late payments shall bear costs of collection (including reasonable legal fees) and shall bear interest at the rate of one (1) percent per month or fraction thereof until paid. CONSULTANT may cease work without prejudice if amounts are not paid when due. UOP shall pay all sales, use or other similar taxes (including interest and penalties) hereunder other than taxes based on the net income or profits of CONSULTANT.


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                                   ARTICLE IV
                               FAILURE TO PERFORM

1. In the event CONSULTANT, during the contract period, is unwilling or unable at any time for any reason, to perform services to UOP's satisfaction for a period totaling fourteen (14) days (not necessarily consecutive days), UOP shall have the option of terminating this agreement immediately upon giving CONSULTANT written notice. In such event UOP shall pay CONSULTANT in accordance with the conditions of Article III for the period up to and including the termination date. Nothing contained in this Article IV shall be construed as extending in any way the contract period defined in Article II.

2. In the event CONSULTANT selects and/or changes personnel to perform the work under this agreement, which personnel UOP in its sole discretion and for whatever reason deems to be unsatisfactory, UOP shall have the option of terminating this agreement at any time upon five (5) days' prior written notice, the effective date of termination then being the last day of the 5-day notice period. In such event UOP shall only be responsible for contractual fees due CONSULTANT in accordance with the conditions of
     Article III as of the effective date of termination of this agreement.

                                    ARTICLE V
                            REPORTING RESPONSIBILITY

UOP shall select, at the commencement date of this agreement, one or more of its officers or employees to whom CONSULTANT shall be responsible. Such selected officers or employees may be changed from time to time by UOP. The selected officers or employees shall designate the services to be performed by CONSULTANT, authorize travel or other expenditures by CONSULTANT, and arrange any necessary conferences between CONSULTANT and other officers or employees of UOP. Until otherwise changed by UOP the selected person to whom CONSULTANT shall be responsible shall be Crawford Ward.

                                   ARTICLE VI
                             INDEPENDENT CONTRACTOR

It is understood that CONSULTANT shall perform its services for UOP pursuant to this agreement as an independent contractor. Nothing in this agreement shall be construed to create the relationship of employer and employee between the parties. CONSULTANT further agrees that no statute, rule, or custom providing for termination indemnities or like social benefits is applicable to the relationship established by this agreement and CONSULTANT hereby waives any right to demand any such indemnities or benefits under any statute, rule or custom.



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                                   ARTICLE VII
                            CONFIDENTIAL INFORMATION

1 CONSULTANT recognizes that by virtue of this agreement it may be exposed to confidential or proprietary information belonging to UOP or relating to its affairs. Accordingly, CONSULTANT agrees to receive and hold in confidence and not to use or disclose any technical information and any other information imparted to CONSULTANT by UOP which pertains to UOP business activity in any manner except as is necessary to carry out the duties of CONSULTANT under this agreement. (As used in this agreement, the term "technical information and any other information" includes, for example the management policies, economic policies, operating methods, technical information, know-how and plans which enable UOP to maintain its goodwill and competitive position in the business world.)

2. Additionally, CONSULTANT agrees that all data, papers, drawings, computer software and other records supplied by UOP to CONSULTANT in connection with this Agreement shall remain UOP property and all originals and copies shall be returned to UOP at their request or at the end of the project whichever is sooner. All data, papers, drawings, computer software and other records developed by CONSULTANT after the effective date hereof and within the scope of this Agreement shall, upon receipt of applicable payment therefore, become the property of UOP and shall be delivered to UOP at upon UOP's written request.

3. CONSULTANT will cause all of its employees who are involved in performing services for UOP regardless of the location at which such services are to be rendered to execute a UOP confidentiality agreement in the form specified in Schedule B annexed to this agreement which agreement will survive termination of said employee's employment with CONSULTANT and which further will obligate these employees to keep such technical information confidential and to restrict the use to the same extent as CONSULTANT is obligated.

4. Still further, CONSULTANT agrees that there shall be no publication of any work product developed under this Agreement and owned by UOP without the prior written permission of UOP.

5. It is understood that the foregoing restrictions shall not apply with respect to any portion of such information (i) which corresponds in substance to that developed by CONSULTANT and in CONSULTANT's possession prior to CONSULTANT's receipt of same from UOP, (ii) which at the time of disclosure by UOP to CONSULTANT is or becomes through no act or failure to act on CONSULTANT's part, part of the public domain by publication or otherwise, or (iii) which corresponds in substance to that furnished to CONSULTANT by others as a matter of right without restriction on disclosure; and provided further that the occurrence of (i), (ii) or (iii) above shall not be construed as granting any rights,



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     either express or implied, under patents of UOP which relate to technical information furnished to CONSULTANT. Technical information disclosed under this agreement shall not be deemed to be within the foregoing exceptions merely because such information is embraced by more general information in the public domain or in CONSULTANT's possession. In addition, any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain or in CONSULTANT's possession, but only if the combination itself and its principle of operation are in the public domain or in CONSULTANT's possession.

6. CONSULTANT will receive confidential third party information from both UOP and from the third party involved in this project. CONSULTANT will enter in to an appropriate non-disclosure agreement with the third party prior to commencement of services under this agreement.

7. Finally, CONSULTANT understands that it is the policy of UOP that CONSULTANT not disclose or utilize in CONSULTANT's work, any confidential information or trade secrets of others without proper authorization, except where CONSULTANT is no longer subject to any obligations of confidentiality with respect to such confidential information or trade secret, or except where CONSULTANT identifies the source, but not the substance of any such information that may be beneficial to UOP and gives UOP the opportunity to negotiate with such source for permission to use such information.

                                  ARTICLE VIII
                          PATENT RIGHTS AND COPYRIGHTS

1. in order that UOP may benefit fully from the services performed by CONSULTANT all inventions, patent rights and copyrights (domestic and foreign), developments or other rights of any nature, resulting from the work undertaken by CONSULTANT after the effective date hereof and under this agreement, shall upon payment of the amount due under this agreement for the work at issue, be vested in UOP as UOP's exclusive property. CONSULTANT further agrees to, and to cause its employees to, execute and deliver all papers, documents, drawings and descriptions (including executed patent applications, assignments, affidavits and the like) and render such further assistance as may from time to time be deemed desirable or necessary to vest and maintain in UOP the entire right, title and availability in, to and of such inventions, patent rights and copyrights, developments and other rights; provided, however, that UOP shall reimburse CONSULTANT for proper and approved expenses incurred by CONSULTANT in carrying out CONSULTANT's obligations under this Article VIII.

2. CONSULTANT warrants that it has no existing contract obligations to assign inventions, patent rights, copyrights, developments and/or other rights that it may invent or discover while doing work for UOP under this agreement, and



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     CONSULTANT shall enter into no other contract that would prevent CONSULTANT from fulfilling its duties under this agreement or would cause a conflict of interest with this agreement.

                                   ARTICLE IX
                                    INDEMNITY

1. Each party shall indemnify and save the other party harmless from and against any and all claims for injury or death to third parties, its own employees or agents and/or damage to tangible property of third parties, its own employees or agents (including costs of litigation and attorneys' fees) in any manner caused by, arising from, incident to, or growing out of the activities performed under this agreement, except to the extent any damage is caused in whole or in part by the willful misconduct or negligent action of the party. Each party will notify the other party in writing of any such claims setting forth all known details.

2.   CONSULTANT shall maintain the following insurance.

     (a) Workers' Compensation Insurance in compliance with the Workmen's Compensation Act of the state wherein the work is to be performed.

     (b) Employers' Liability Insurance on all employees not covered by a Workers' Compensation Act, for occupational accidents or diseases, with limits of liability of not less than $1,000,000 for any one accident or disease.

     (c) Comprehensive General Liability Insurance, including Contractual Liability Insurance, with limits of liability of not less than $1,000,000 each occurrence for bodily injury including death and for tangible property damage.

     (d) Automobile and Truck Liability Insurance (including hired car and nonownership liability insurance if any automobiles or trucks will be hired by CONSULTANT, or its employees will use their personally owned vehicles in the business of CONSULTANT) with limits of liability of not less than $1,000,000 each occurrence for bodily injury including death and for property damage.

     Certificates of Insurance showing compliance with these requirements and naming UOP as an additional insured shall be furnished by CONSULTANT prior to commencement of the work to UOP. The Certificates shall provide that the policies will not be canceled or altered without at least ten (10) days' prior written notice to UOP.



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                                    ARTICLE X
                              WARRANTY & LIABILITY

CONSULTANT shall use its best reasonable efforts to perform its work substantially according to the agreed-upon specifications contained in Schedule
A. CONSULTANT does not warrant that its work will be entirely free from error or defect. Nothing herein shall preclude CONSULTANT from being paid its normal rates for revising or debugging deliverables, which is a normal part of the development process. EXCEPT AS STATED ABOVE, CONSULTANT DISCLAIMS ALL WARRANTIES, INCLUDING MERCHANTABILITY, TITLE, ACCURACY, QUALITY, INTEGRATION OR FITNESS FOR A PARTICULAR PURPOSE.

Except for certain injunctive relief authorized hereunder, UOP's sole and exclusive remedy for CONSULTANT's default hereunder shall be to obtain the repair, replacement or correction of work to the extent warranted, or to obtain an equitable refund of amounts paid for defective work. CONSULTANT IS NOT LIABLE FOR DIRECT DAMAGES EXCEEDING THE PRICE PAID FOR DEFECTIVE WORK, NOR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL OR OTHER DAMAGES (WHETHER IN CONTRACT, TORT OR OTHERWISE) OR FOR ANY BUSINESS INTERRUPTION, LOST SALES, LOST PROFITS, LOST SAVINGS OR ATTORNEY FEES, ARISING OUT OF OR RELATING TO THIS AGREEMENT.

                                   ARTICLE XI
                                   ASSIGNMENTS

This agreement is personal between the parties and shall not be assigned by either party without the prior written consent of the other party, except that it may be assigned without such consent to the successor of a party, to a person, firm or consultant acquiring all, or substantially all, of the business and assets of a party, or to a wholly or partially owned subsidiary of a party.

                                   ARTICLE XII
                                  MISCELLANEOUS

1. Each party hereby agrees that in the performance of its services or activities hereunder, it will, to the best of its knowledge, comply with all laws of the United States of America and of the various states of the United States, and of any country in which the party performs services hereunder, and of the rules and regulations issued by any governmental entity of such other country, except to the extent that such compliance is prohibited by or penalized under the laws of the United States of America, including but not limited to the Internal Revenue Code of 1986, as amended, and the Export Administration Act of 1969, as amended.

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2.   Either party may disclose the content of this agreement as needed to comply with governmental or court order, or to enforce its terms. Furthermore, CONSULTANT agrees to abide by the policy of UOP as described in Schedule C attached to this agreement in the performance of all services under this agreement.

                                  ARTICLE XIII
                                 NONSOLICITATION

During the Term hereof and for two (2) years thereafter, neither party shall hire, solicit or attempt to solicit the other party's employees or personnel without the prior written consent of the other party. Violation of this provision shall entitle the aggrieved party to obtain injunctive relief, without necessity of posting bond, to prevent any actual or threatened violation of such provision.

                                   ARTICLE XIV
                                     NOTICES

All notices provided for in this agreement shall be given in writing, either by personal delivery of such notice or by the mailing thereof postpaid to the parties respectively at the following addresses:

              UOP:           UOP LLC
                             25 East Algonquin Road
                             Des Plaines, Illinois 60017-5017 U.S.A.
                             Attention: President

              CONSULTANT:    Alta Software, Inc.
                             11480 Sunset Hills Road, Suite 200E
                             Reston, VA 20190

                                   ARTICLE XV
                                   TERMINATION

Either party may terminate this Agreement upon thirty (30) days prior written notice, or as otherwise set forth in this agreement. Termination of this agreement shall not relieve CONSULTANT of its obligations under Articles VII, VIII and IX.

                                   ARTICLE XVI
                                  GOVERNING LAW

This agreement shall be construed and the legal relations of the parties determined in accordance with the laws of the State of Illinois, United States of America.



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                                  ARTICLE XVII
                                ENTIRE AGREEMENT

This agreement is executed and delivered with the understanding that it embodies the entire agreement between the parties, and that there are no prior representations, warranties or agreements relating to the subject matter of this agreement.

                                  ARTICLE XVIII
                                 EFFECTIVE DATE

This agreement shall not become effective until executed by UOP at its principal office designated for UOP in Article XIV and by Nelson Carbonell for CONSULTANT. No change in, addition to, or waiver of the terms and provisions hereof shall be binding upon either party unless approved in writing by its authorized representative.

IN WITNESS WHEREOF, for adequate consideration and intending to be legally bound, the parties hereto have caused this agreement to be executed in duplicate and their signatures affixed thereto as of the date and year first above written.

AGREED:                                     AGREED:

ALTA SOFTWARE, INC.                         UOP LLC



By: /s/ NELSON CARBONELL                    By  /s/ WILLIAM C. TIERNAN
   --------------------------------------     --------------------------------
           Nelson Carbonell                        William C. Tiernan
Title:   President                          Title:Vice President, Technology

----------------------------------------
         Federal Tax Identification No.



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                                   SCHEDULE A


1. Technical services relating to the evaluation of possible change to CASA involving the move to a three tier DNA based architecture using a relational database. This rewriting of CASA involves partnering with an outside company who would license it to others.

     CONSULTANT will consider the question of performance relative to the current version of CASA that could occur because of the change from the current object oriented database to a relational database. CONSULTANT will prepare a written report answering the following questions:

     (a) Will the performance of the new application be acceptable for UOP's Engineering department use? Will the business drivers be satisfied? Aspects to consider are:

          o    Functionality

          o    Response time

     (b) What are the pros and cons of adopting either relational or object-oriented database technology for this type of application? Does either approach entail any significant pitfalls? Can the application be effectively maintained and enhanced with either technology?

     (c) What are the business drivers for the party maintaining the new application with respect to future enhancements? Are those drivers sufficient to assure responsiveness to the software enhancement needs presented by UOP Engineering?

To prepare the report CONSULTANT will:

     (1) Review background material that we would provide that would describe both the current and future versions of CASA.

     (2) Visit UOP in Des Plaines for about a half day for discussions about CASA and a demonstration of its current state.

     (3) Visit our partner at his location on the east coast of the US for about a half day for discussions during the week of May 17, 1999.

The written report is expected to be delivered to UOP on or before June 7, 1999.

     2. Such additional services as may be mutually agreed upon by the parties.




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                                   SCHEDULE B

                       CONFIDENTIAL INFORMATION AGREEMENT

1,_____________________ , am an employee of _____________________
("CORPORATION"), and have been assigned to serve as consultant to UOP.

As part of the consideration for the employment of my services by CORPORATION pursuant to the above stated assignment, I personally recognize and agree that all information and records relating to inventions, patent rights, copyrights, developments or other rights of any nature germane to the technical field of such consultation and originating with UOP or developed under this assignment shall belong exclusively to UOP. Accordingly, I agree to receive and hold in confidence all technical information and any other information imparted to CORPORATION and/or myself by UOP which pertains to UOP business activity in any manner and which is not the subject of general public knowledge. (As used in this agreement, the term "technical information and any other information" includes, but is not necessarily limited to the management policies, economic policies, operating methods, technical information, know-how and plans.)

Additionally, I agree that all papers, drawings, computer software and other records in my possession created after the effective date of the agreement and within the scope of projects undertaken by CORPORATION pursuant to this agreement shall become the property of UOP and shall be delivered to UOP at any time upon UOP's request.

I also understand that it is the policy of UOP that I am not to disclose or to utilize in my work, any confidential information or trade secrets of others, (including CONSULTANT and any other of my current or previous employers) without proper authorization, except where I am no longer subject to any obligations of confidentiality with respect to such confidential information or trade secret, or except where I identify the source, but not the substance of any such information that may be beneficial to UOP and give UOP the opportunity to negotiate with such source for permission to use such information,

I further understand that my obligations hereunder will survive termination of my employment with CORPORATION.



                                               ---------------------------------
                                                       (employee name)

                                               Date:
                                                    ----------------------------



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                                   SCHEDULE C

                              UOP AND SUBSIDIARIES
                        POLICY STATEMENT FOR AVOIDANCE OF
                       QUESTIONABLE BUSINESS TRANSACTIONS


1. No employee, agent, sales representative or consultant shall have any understanding, written or verbal, that any payments are to be made or received:

     (a)  which involve any illegal purpose, or

     (b) whether legal or illegal, which involve government officials or employees, political candidates or parties, or kickbacks or bribes.

2. Documentation of all business transactions shall properly describe the pertinent events and such records must not be false, distorted or misleading. No undisclosed or unrecorded fund or asset shall be established for any purpose.

3. Agreements with agents, sales representatives, or consultants should clearly set forth the actual services to be performed, the basis for earning the fee involved, and the applicable rate along with all other terms and conditions. Payments under any such agreements must be reasonable in amount and bear a reasonable relationship to the value of the services rendered. Documentary support of all payments or other related business transactions must be complete and conclusive, clearly defining the nature and purpose of the transaction. The agent, sales representative, or consultant must be informed that the agreement may be publicly disclosed and must agree to such public disclosure.


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